Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR
(Form Type)

Recursion Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation	Amount to be registered(1)	Proposed maximum offering price per Unit(2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee(6)
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(c) and 457(f)(1)	5,904,827(3)	$7.95	$46,943,374.65	0.00011020	$5,17316
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share, underlying the options	457(c)	31,132(4)	$7.95	$247,499.40	0.00011020	$27.27
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(c)	2,168,020(5)	$7.95	$17,235,759.00	0.00011020	$1,899.38
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
			Total Offering Amounts			$64,426,633		$7,099.81
			Total Fees Previously Paid					0
			Total Fee Offsets					0
			Net Fee Due					$7,099.81

(1)    Includes an indeterminate number of additional shares of Class A common stock, par value $0.00001 per share (the “Class A common stock”) of Recursion Pharmaceuticals, Inc. (“Recursion”) that, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Class A common stock on the Nasdaq Global Select Market on May 22, 2023.
(3)    Represents the number of shares of Class A common stock that may be issued upon exchange, retraction or redemption of exchangeable shares of 14998685 Canada Inc. (“Exchangeco”), an indirect subsidiary of Recursion to former shareholders of Valence Disclovery Inc. (“Valence”) who validly elected to receive the exchangeable shares of Exchangeco in connection with the acquisition by Exchangeco of all of the issued and outstanding equity securities of Valence (the “Valence Acquisition”).
(4)    Represents the number of shares of Class A common stock issuable upon the exercise of options (the “Options”) by a former service provider of Valence that are not eligible to be registered on Form S-8. The Options were issued by Valence and assumed by Recursion and exchanged for options that are exercisable for shares of Recursion's Class A common stock in connection with the Valence Acquisition.
(5)    Represents the number of shares of Class A common stock offered for resale by the selling stockholders in this Registration Statement that were issued or may be issued to the selling stockholders in connection with the Valence Acquisition.
(6)    The registration fee of $7,099.81 is calculated in accordance with Rule 457(r) of the Securities Act.